Exhibit 99.1

New Data Demonstrate CD47 Expression Level Helps Predict Response to

ALX Oncology’s Evorpacept in Combination with Ziihera (zanidatamab-hrii) in

Advanced HER2-Positive Breast Cancer

- Exploratory analysis from Phase 1b/2 breast cancer trial reinforces CD47 as a predictive biomarker for response, as previously observed in the ASPEN-06 trial in HER2-positive gastric cancer –

- Full data set submitted for presentation at an upcoming scientific conference -

SOUTH SAN FRANCISCO, Calif., January 30, 2026 (GLOBE NEWSWIRE) – ALX Oncology Holdings Inc. (“ALX Oncology,” Nasdaq: ALXO), a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives, announced new data from a Phase 1b/2 clinical trial evaluating the company’s investigational CD47-inhibitor evorpacept in combination with Jazz Pharmaceuticals’ ZIIHERA® (zanidatamab-hrii) in heavily pretreated patients with metastatic breast cancer (mBC). The topline findings, from an exploratory analysis in this trial, indicate that among patients with confirmed HER2-positive mBC, CD47 expression is predictive of evorpacept activity.

“These new findings support a CD47-dependent, HER2-driven biology for evorpacept,” said Barbara Klencke, M.D., Chief Medical Officer at ALX Oncology. “Going forward, we believe that a biomarker-driven approach incorporating CD47 expression may optimize patient selection for evorpacept combinations with HER2-targeted agents. Additionally, taken together, the data from this trial and the ASPEN-06 clinical trial reinforce our confidence in the ongoing ASPEN-09-Breast Phase 2 trial.”

The Phase 1b/2 open-label, multi-center clinical trial (NCT05027139) evaluated the potential of evorpacept in combination with zanidatamab as a novel treatment for patients with previously treated, inoperable, locally advanced, or metastatic HER2-expressing breast cancer and other cancers. The primary trial results, presented at the 2024 San Antonio Breast Cancer Symposium (SABCS), demonstrated that the investigational combination generated promising anti-tumor activity and a manageable safety profile in patients with heavily pretreated HER2-positive breast cancer (median of six prior therapies), including treatment with ENHERTU. Researchers previously reported a 56% (5/9) confirmed objective response rate (cORR) and a median progression-free survival (mPFS) of 7.4 months in the nine patients with centrally confirmed HER2-positive breast cancer who received the investigational combination.

The additional exploratory analysis, conducted to identify biomarkers of response to the evorpacept/zanidatamab combination, shows that responses in this trial were largely restricted to patients with higher CD47 expression. This finding reinforces results from the ASPEN-06 clinical trial, which demonstrated that CD47 expression is a predictive biomarker for response and durable benefit from evorpacept among patients with advanced gastric cancer that has retained HER2 expression.

The full biomarker analysis from the Phase 1b/2 clinical trial has been submitted to an upcoming scientific congress for presentation.

About ALX Oncology

ALX Oncology (Nasdaq: ALXO) is a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives. ALX Oncology’s lead therapeutic candidate, evorpacept, has demonstrated potential to serve as a cornerstone therapy upon which the future of immuno-oncology can be built. Evorpacept is currently being evaluated across multiple ongoing clinical trials in a wide range of cancer indications. ALX Oncology’s second pipeline candidate, ALX2004, is a novel EGFR-targeted antibody-drug conjugate with a differentiated mechanism of action. A Phase 1, dose-escalation trial of ALX2004 is ongoing in patients with EGFR-expressing solid tumors. More information is available at www.alxoncology.com and on LinkedIn @ALX Oncology.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include statements regarding future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, plans and objects of management for future operations, as well as statements regarding industry trends. Such forward-looking statements are based on ALX Oncology’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause ALX Oncology’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (SEC), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Investor Relations Contact:

Elhan Webb, CFA, IR Consultant

ewebb@alxoncology.com

Media Contact:

Michele Parisi, SparkPoint Healthcare Communications

mparisi@sparkpointpr.com

(925) 864-5028